EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan of our reports dated February 20, 2009, with respect to the consolidated financial statements and schedule of TRW Automotive Holdings Corp., and the effectiveness of internal control over financial reporting of TRW Automotive Holdings Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Detroit, Michigan
May 29, 2009